EXHIBIT 5.2

[LETTERHEAD OF AKIN GUMP]

    January 20, 2009

Metropolitan Edison Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Re:	$300,000,000 aggregate principal amount of Metropolitan Edison Company’s 7.70% Senior Notes due 2019 (the “Notes”)

Ladies and Gentlemen:

We have acted as special counsel to Metropolitan Edison Company, a Pennsylvania corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of $300,000,000 aggregate principal amount of 7.70% Senior Notes due 2019 (the “Notes”) issued under an Indenture (the “Indenture”), dated as of July 1, 1999, between the Company and The Bank of New York Mellon, as successor trustee (the “Trustee”), and sold pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated January 14, 2009, among the Company and Banc of America Securities LLC, Goldman, Sachs & Co. and Scotia Capital (USA) Inc., as Representatives of the Underwriters listed on Schedule I thereto (collectively, the “Underwriters”).

In our capacity as such counsel, we have either participated in the preparation of or have reviewed and are familiar with the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein, the base prospectus, dated September 22, 2008, forming a part of the Registration Statement, as supplemented by the prospectus supplement, dated January 14, 2009, filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Notes (as so supplemented, the “Prospectus”), the Indenture, the forms of the Notes and the Underwriting Agreement. In addition, we have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have also assumed (i) that the Notes have been duly authorized, executed, and delivered by or on behalf of the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture and paid for by the Underwriters, (ii) that the Indenture has been duly authorized, executed and delivered by the Company and the Trustee and (iii) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal Laws of the United States of America.

B.
The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.
This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P
AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.